Exhibit 10.1
FIRST LEASE AMENDMENT

           This Amendment is made and entered into this 16 day of August, 2007 by and between EastGroup Properties, L.P. (Lessor) and Sequiam Sports Inc. (Lessee).

WHEREAS, Lessor and Lessee, are parties to a Lease Agreement made  April 29, 2004, for the demise of 24,085 square feet of space (the "Original Space") located at 300 Sunport Lane, Suite 100-A, Orlando, FL 32809, and

WHEREAS, Lessee now wishes to contract its currently leased premises (“Existing Space”) from 24,085 square feet to 12,934 square feet and extend the term of the current lease and Lessor agrees to the contraction and extension and to evidence and set forth their agreement as to the terms and conditions of the contraction and extension.

NOW, THEREFORE, for and in consideration of the mutual advantages arising hereunder and other good and valuable considerations, Lessor and Lessee hereby agree to hereby amend said Lease as follows:

1.
Space Contraction.  The Lessee agrees to contract its leased premises by 11,151 square feet (“Contraction Space”), which results in an decreased Leased Premises size of 12,934 square feet ("Amended Leased Premises"), as shown on the plan attached hereto as "Exhibit “A", effective November 1, 2007, and the revised prorata share be 21.48% of the total leasable area within the 60,214 square foot building.

2.	Term Extension. The term of the Lease shall be extended for a period of twenty-eight (28) months, July 1, 2010 through October 31, 2012.

3.
Rental.  As Total Rental for the use and occupancy of the Amended Leased Premises, Lessee shall pay to Lessor, beginning November 1, 2007, in lawful money of The United States of America, per the Rent Schedule below, plus Operating Expenses and Florida State sales tax, in advance on the first day of each and every month during said Lease Term, and all other sums anticipated to come due under this Lease, if any.

RENT SCHEDULE*

Term	PSF	Monthly*
11/1/07 - 10/31/08	8.7500	$9,431.04
11/1/08 - 10/31/09	9.1000	$9,808.28
11/1/09 - 10/31/10	9.4640	$10,200.61
11/1/10 - 10/31/11	9.8426	$10,608.64
11/1/11 - 10/31/12	10.2363	$11,032.98
* Plus Building Operating Expenses and Florida State Sales Tax (Currently 6.5%)

4.
Tenant Improvements.  Lessor shall perform and be responsible for the cost of all construction in Lessee’s leased premises to accommodate this contraction of space per the space plan attached as Exhibit “A” and the scope of work attached as Exhibit “B”.

5.
Promissory Note.  Lessee has previously executed and delivered in favor of Lessor that certain Promissory Note (the “Promissory Note”) dated July 1, 2004 in the amount of $1,600.000.00, the current balance of which is $1,489,283.00. Lessor shall reduce the total amount of Lessee’s Promissory Note to $275,000.00 and Lessee shall pay this amount to Lessor on or before November 1, 2007.  If such sums are timely paid in full on or before said date, Lessor agrees to forgive any other sums due under the Promissory Note.

Absent the timely payment of said $275,000.00, no forgiveness shall occur and monthly payments of combined principal and interest shall be due and payable beginning November 1, 2007 and continuing on the first day of each successive month thereafter in the amount of $6,071.02 until the Promissory Note has been paid in full.  This amount is derived from the difference of Lessee’s current rental amount ($17,596.03) and the new rental amount ($11,525.01).  Under all circumstances, all sums due and payable under the Promissory Note shall be due and payable in full on May 1, 2027.

It is understood and agreed that any default under the terms of the Promissory Note (as amended hereby) shall automatically constitute a default under the Lease Agreement.  Likewise, any default under the terms of the Lease shall automatically constitute a default under the Promissory Note.  The terms of this section shall be deemed to constitute and amendment of and to any contrary provisions of the Promissory Note but shall not serve to waive any provisions in the Promissory Note allowing for collection of default rates of interest, attorney’s fees and court costs, or any other sums due thereunder.

6.
Lease Contingency.  This First Lease Amendment shall be contingent upon Control Center executing and fulfilling (i.e. with no termination) a lease agreement for the Contraction Space.  Should the agreement with Control Center be terminated per terms of their agreement with Lessor, this First Lease Amendment shall be null and void.  Lessee acknowledges and agrees that it shall have no claims against Lessor or any other parties as a result of any business interruption or dispossession resulting from the construction of a new separation wall between the respective spaces.

Provisions of this First Lease Amendment shall become effective as of the date first written above.  All other terms and provisions of the original Lease Agreement remain in full force and effect.

Signed, sealed and delivered in the presence of:

LESSOR

Witness                                                                           EastGroup Properties, L.P.

By:

Print Name:                                                      Name:

Title:

Print Name:

LESSEE
Witness                                                                                     Sequiam Sports, Inc.

By:

Print Name:                                                      Name:

Title:

Print Name:

EXHIBIT “A”
SPACE PLAN

EXHIBIT “B”
SCOPE OF WORK